                                  ASSIGNMENT

         THIS ASSIGNMENT is made as of the _____________ day of ______________, 199_, between and among Dean Witter Trust Company ("DWTC"), Dean Witter Trust FSB ("DWTFSB") and the open-end investment companies managed by Dean Witter InterCapital Inc. ("InterCapital") and advised by TCW Funds Management, Inc. ("TCW") as set forth on Exhibit A attached hereto (the "TCW/DW Open-End Funds").

         WHEREAS, this Assignment is supplemental to Transfer Agency and Services Agreements between DWTC and each of the TCW/DW Open-End Funds in effect as of the date of this Assignment (the "Transfer Agency Agreements"); and

         WHEREAS, in connection with the merger of DWTC into a federal savings bank, DWTFSB, DWTC wishes to assign its rights and obligations under the Transfer Agency Agreements to DWTFSB,

         NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

                  1. DWTC hereby assigns to DWTFSB all of its right, title and interest in the Transfer Agency Agreements, effective August 1, 1997.

                  2. DWTFSB assumes the obligations and duties of DWTC under the Transfer Agency Agreements and agrees to be bound by the terms thereof.

                  3. Each of the TCW/DW Open-End Funds accepts and consents to said assignment of the Transfer Agency Agreements from DWTC to DWTFSB.

                  4. Each of the TCW/DW Open-End Funds, DWTC and DWTFSB hereby consent to the adoption of a revised fee schedule, to be attached to the Transfer Agency Agreements as Schedule A, superseding and replacing the existing Schedule A, to be effective on the date of assignment of the Transfer Agency Agreements.

         IN WITNESS WHEREOF, this Assignment is executed by the parties as of the date first above written.



TCW/DW OPEN-END FUNDS

by:      ______________________
         Charles A. Fiumefreddo
         Chairman


DEAN WITTER TRUST COMPANY             DEAN WITTER TRUST FSB

by:      _______________________      by:  ___________________________
         John Van Heuvelen                 John Van Heuvelen
         President                         President


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                          EXHIBIT A - AUGUST 1, 1997


                             TCW/DW OPEN-END FUNDS



1.  TCW/DW CORE EQUITY TRUST
2.  TCW/DW NORTH AMERICAN GOVERNMENT INCOME TRUST
3.  TCW/DW LATIN AMERICAN GROWTH FUND
4.  TCW/DW INCOME AND GROWTH FUND
5.  TCW/DW SMALL CAP GROWTH FUND
6.  TCW/DW BALANCED FUND
7.  TCW/DW TOTAL RETURN TRUST
8.  TCW/DW GLOBAL TELECOM TRUST
9.  TCW/DW STRATEGIC INCOME TRUST
10. TCW/DW MID-CAP EQUITY TRUST

Fund:             TCW/DW Total Return Trust

Fees: (1) Annual maintenance fee of $12.65 per shareholder account, payable monthly.

                  (2) A fee equal to 1/12 of the fee set forth in (1) above, for providing Forms 1099 for accounts closed during the year, payable following the end of the calendar year.

                  (3) Out-of-pocket expenses in accordance with Section 2.2 of the Agreement.

                  (4) Fees for additional services not set forth in this
                   Agreement shall be as negotiated between the parties.